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Exhibit 4.1

GUESS?, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

        1.    Purpose.    The purpose of the Plan is to provide employees of the Company with an opportunity to purchase Common Stock of the Corporation through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

        2.    Definitions.

          (a)    "Board"    shall mean the Board of Directors of the Corporation.

          (b)    "Code"    shall mean the Internal Revenue Code of 1986, as amended.

          (c)    "Commission"    shall mean the Securities and Exchange Commission.

          (d)    "Committee"    shall mean the Committee appointed by the Board to administer the Plan pursuant to Section 14.

          (e)    "Common Stock"    shall mean the Common Stock of the Corporation.

          (f)    "Company"    shall mean the Corporation and any of its Designated Subsidiaries.

          (g)    "Compensation"    shall have the same meaning as given under the Guess?, Inc. Savings Plan or such other definition as may be determined by the Committee.

          (h)    "Corporation"    shall mean Guess?, Inc., a Delaware corporation

          (i)    "Designated Subsidiary"    shall mean any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

          (j)    "Employee"    shall mean any individual who is an Employee of the Company for tax purposes and whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds ninety (90) days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the ninety-first (91st) day of such leave.

          (k)    "Enrollment Date"    shall mean the first day of each Offering Period.

          (l)    "Exchange Act"    shall mean the Securities Exchange Act of 1934, as amended.

          (m)    "Exercise Date"    shall mean the last day of each Offering Period.

          (n)    "Fair Market Value"    shall mean, on any given date, the value of Common Stock determined as follows:

              (i)  if the Common Stock is listed or admitted to trade on a national securities exchange, the closing price of the shares of Common Stock on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal national securities exchange on which the Common Stock is so listed or admitted to trade, on such date;

            (ii)  if the Common Stock is not listed or admitted to trade on a national securities exchange, the last price for the Common Stock on such date, as furnished by the National Association of Securities Dealers, Inc. ("NASD") through the NASDAQ National Market

    Reporting System or a similar organization if the NASD is no longer reporting such information;

            (iii)  if the Common Stock is not listed or admitted to trade on a national securities exchange and is not reported on the National Market Reporting System, the mean between the bid and asked price for the Common Stock on such date, as furnished by the NASD or a similar organization; or

            (iv)  if the Common Stock is not listed or admitted to trade on a national securities exchange, is not reported on the National Market Reporting System and if bid and asked prices for the stock are not furnished by the NASD or a similar organization, the value as established by the Board at such time for purposes of this Plan.

          (o)    "Offering Period"    shall mean a period of approximately three (3) months, commencing on (i) the first Trading Day on or after March 1 and terminating on the last Trading Day in the period ending the following May 31, (ii) commencing on the first Trading Day on or after June 1 and terminating on the last Trading Day in the period ending the following August 31, (iii) commencing on the first Trading Day on or after September 1 and terminating on the last Trading Day in the period ending the following November 30, or (iv) commencing on the first Trading Day on or after December 1 and terminating on the last Trading Day in the period ending the following the last calendar day of the month of February. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

          (p)    "Plan"    shall mean this 2002 Employee Stock Purchase Plan.

          (q)    "Purchase Price"    shall mean an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

          (r)    "Reserves"    shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

          (s)    "Rule 16b-3"    means Rule 16b-3 as promulgated by the Commission under Section 16 of the Exchange Act, as amended from time to time.

          (t)    "Subsidiary"    shall mean a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Corporation or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Corporation or a Subsidiary.

          (u)    "Trading Day"    shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

        3.    Eligibility.

          (a)  Any Employee who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan for the corresponding Offering Period.

          (b)  Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options (granted under this Plan or otherwise) to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any parent corporation (if any) or any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its parent corporation (if any)

  and its Subsidiaries qualified under Section 423 of the Code accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000.00) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

        4.    Offering Periods.    The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after March 1, June 1, September 1 and December 1 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof. The Board shall have the power to change the duration of Offering Periods (not to exceed 27 months), including the commencement dates thereof, with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the beginning of the first Offering Period to be affected thereafter.

        5.    Participation.

          (a)  An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan. Such subscription agreement must be filed with the Company at least five (5) business days prior to the applicable Enrollment Date (or such other date as the Committee may designate).

          (b)  Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

          (c)  For purposes of this Plan, if a Designated Subsidiary ceases to be a Subsidiary, each person employed by that Subsidiary will be deemed to have terminated employment for purposes of this Plan and will no longer be an Employee unless the person continues as an Employee in respect of another Company entity.

        6.    Payroll Deductions.

          (a)  At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not less than one percent (1%) and not in excess of fifteen percent (15%) of the Employee's Compensation during the Offering Period.

          (b)  Subject to Section 6(a), all payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages or as a fixed dollar amount. A participant may not make any additional payments into such account.

          (c)  A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof or by filing a new subscription agreement with the Company at least five (5) business days prior to the Enrollment Date of the immediately following Offering Period (or such other date as the Committee may designate).

          (d)  Notwithstanding the foregoing, to the extent necessary to comply with Section 7 hereof or Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such participant's subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

          (e)  At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee. Notwithstanding anything herein to the contrary, with respect to any withholding obligation that may arise upon the exercise of an option, the Company may, but shall not be obligated to, deduct from a participant's account balance as of an Exercise Date, before the exercise of the participant's option is given effect, the amount which the Company reasonably determines to be required to withhold with respect to such exercise. In such event, the maximum number of whole shares subject to the option (subject to the other limits set forth in the Plan) shall be purchased at the Purchase Price with the balance of the participant's account (after reduction for the tax withholding amount).

        7.    Grant of Option.    On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that, in no event, shall an Employee be permitted to purchase during each Offering Period more than 100,000 shares (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Section 3(b) and 13 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The Option shall expire on the last day of the Offering Period.

        8.    Exercise of Option.    Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant's account after the Exercise Date shall be returned to the participant unless the participant requests such funds to be rolled over to the next offering period. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

        9.    Delivery.    As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, or to a record keeping service of a certificate representing the shares purchased upon exercise of his or her option.

        10.    Withdrawal.

          (a)  A participant may withdraw all but not less than all the payroll deductions credited to his or her account during an Offering Period and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan. A withdrawal election pursuant to this Section 10(a) with respect to an Offering Period shall be effective if it is received by the Company no later than two (2) business days prior to the Exercise Date of that Offering Period. All of the participant's payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement. A participant may also withdraw from participation in a succeeding Offering Period by giving written notice to the Company in the form of Exhibit B, provided that the notice of withdrawal is received by the Company no later than one (1) business day prior to the Enrollment Date of the succeeding Offering Period (or such other date as the Committee may designate).

          (b)  A participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

        11.    Termination of Employment.    Upon a participant's ceasing to be an Employee for any reason, he or she shall be deemed to have elected to exercise his or her option at the next Exercise Date unless the participant gives notice to the Company at least two (2) business days prior to the applicable Exercise Date (or such other date as the Committee may designate) in the form of Exhibit C to this Plan. Upon the participant's timely filing of such notice, the participant shall be withdrawn from the Plan and the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant's option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant's customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

        12.    Interest.    No interest shall accrue on the payroll deductions of a participant in the Plan.

        13.    Stock.

          (a)  The maximum number of shares of the Common Stock which shall be made available for sale under the Plan shall be two million (2,000,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

          (b)  The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.

          (c)  Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

        14.    Administration.

          (a)  The Board shall appoint the Committee, which shall be composed of not less than two members of the Board. Each member of the Committee, in respect of any transaction at a time when an affected participant may be subject to Section 16 of the Exchange Act, shall be a "non-employee director" within the meaning of Rule 16b-3. The Board may, at any time, increase or decrease the number of members of the Committee, may remove from membership on the Committee all or any portion of its members, and may appoint such person or persons as it desires to fill any vacancy existing on the Committee, whether caused by removal, resignation, or otherwise. The Board may also, at any time, assume or change the administration of this Plan.

          (b)  The Committee shall supervise and administer this Plan and shall have full power and discretion to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of this Plan and not inconsistent with the terms of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee shall act by majority vote or by unanimous written consent. No member of the Committee shall be entitled to act on or decide any matter relating solely to himself or herself or solely to any of his or her rights or benefits under this Plan. The Committee shall have full power and discretionary authority to construe and interpret the terms and conditions of this Plan, which construction or interpretation shall be final and binding on all parties including the Company, participants and beneficiaries. The Committee may delegate ministerial non-discretionary functions to third parties, including individuals who are officers or employees of the Company.

          (c)  Subject only to compliance with the express provisions hereof, the Board and Committee may act in their absolute discretion in matters within their authority related to this Plan. Any action taken by, or inaction of, the Company, any Designated Subsidiary, the Board or the Committee relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and will be conclusive and binding upon all persons. In making any determination or in taking or not taking any action under this Plan, the Board or Committee, as the case may be, may obtain and may rely on the advice of experts, including professional advisors to the Company. No member of the Board or Committee, or officer or agent of the Company, will be liable for any action, omission or decision under the Plan taken, made or omitted in good faith.

        15.    Designation of Beneficiary.

          (a)  A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

          (b)  Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in it discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

        16.    Transferability.    Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

        17.    Use of Funds.    All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

        18.    Reports.    Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees as soon as administratively practicable following each Exercise Date, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

        19.    Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

          (a)    Changes in Capitalization.    Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase per Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of Company shall not be deemed to have been "effected without receipt of consideration". Such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

          (b)    Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The new Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that that participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

          (c)    Merger or Asset Sale.    In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a New Exercise Date and shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

        20.    Amendment or Termination.

          (a)  The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

          (b)  Without stockholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to change the Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment period and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

        21.    Notices.    All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

        22.    Conditions Upon Issuance of Shares.    Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

        As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

        23.    Term of Plan.

          (a)  The Plan shall become effective upon its adoption by the Board. No new Offering Periods shall commence on after the day before the tenth (10th) anniversary of the effective date of the Plan and the Plan shall terminate as of the Exercise Date on or immediately following such date unless sooner terminated under Section 20 hereof.

          (b)  Notwithstanding anything else contained herein to the contrary, the effectiveness of the Plan is subject to the approval of this Plan by the stockholders of the Company within twelve (12) months after the effective date of the Plan.

        24.    Employees' Rights

          (a)  Nothing in this Plan (or in any other documents related to this Plan) will confer upon any Employee or participant any right to continue in the employ or other service of the Company, constitute any contract or agreement of employment or other service or effect an employee's status as an employee at will, nor shall interfere in any way with the right of the Company to change such person's compensation or other benefits or to terminate his or her employment or other service with or without cause. Nothing contained in this Section 24(a), however, is intended to adversely affect any express independent right of any such person under a separate employment or service contract other than a subscription agreement.

          (b)  No participant or other person will have any right, title or interest in any fund or in any specific asset (including shares) of the Company by reason of any option hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any participant or other person. To the extent that a participant or other person acquires a right to receive payment pursuant to this Plan, such right will be no greater than the right of any unsecured general creditor of the Corporation. No special or separate reserve, fund or deposit will be made to assure any such payment.

          (c)  A participant will not be entitled to any privilege of stock ownership as to any shares not actually delivered to and held of record by the participant. No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

        25.    Miscellaneous

          (a)  This Plan, the options, and related documents shall be governed by, and construed in accordance with, the laws of the State of Delaware. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

          (b)  Captions and headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction of interpretation of this Plan or any provision hereof.

          (c)  The adoption of this Plan shall not affect any other Company compensation or incentive plans in effect. Nothing in this Plan will limit or be deemed to limit the authority of the Board or Committee (i) to establish any other forms of incentives or compensation for employees of the Company (with or without reference to the Common Stock), or (ii) to grant or assume options (outside the scope of and in addition to those contemplated by this Plan) in connection with any proper corporate purpose; to the extent consistent with any other plan or authority.

          (d)  Benefits received by a participant under an option granted pursuant to this Plan shall not be deemed a part of the participant's compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company, except where the Committee or the Board expressly otherwise provides or authorizes in writing.

        26.    Notice of Sale.    Any person who has acquired shares under this Plan shall give prompt written notice to the Company of the sale or other transfer of the shares if such sale or transfer occurs (i) within the two (2) year period after the Enrollment Date (date the option is granted) of the Offering Period with respect to which such shares were acquired or (ii) within the twelve (12) month period after the Exercise Date of the Offering Period with respect to with such shares were acquired.

******

Adoption
Adopted by the Board of Directors on January 4, 2002
Adopted by the stockholders on [                        ]

EXHIBIT A
Subscription Agreement

GUESS?, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN
SUBSCRIPTION AGREEMENT

            Original Application
            Change in Payroll Deduction Rate
            Change in Beneficiary(ies)

        1.    I,                        , hereby elect to participate in the GUESS?, INC. 2002 Employee Stock Purchase Plan (the "Plan") for the next Offering Period, and subscribe to purchase shares of the Company's Common Stock in accordance with this Subscription Agreement and the Plan.

        2.    I elect to have contributions in the amount of      % of my Compensation, as defined in the Plan, applied to this purchase. I understand that this amount must not be less than 1% and not more than 15% of my Compensation during the Offering Period. (Please note that no fractional percentages are permitted).

        3.    I hereby authorize payroll deductions from each paycheck during the Offering Period at the rate stated in Item 2 of this Subscription Agreement. I understand that all payroll deductions made by me shall be credited to my account under the Plan and that I may not make any additional payments into such account. I understand that all payments made by me shall be accumulated for the purchase of shares of Common Stock at the applicable purchase price determined in accordance with the Plan. I further understand that, except as otherwise set forth in the Plan, shares will be purchased for me automatically on the Exercise Date of each Offering Period unless I otherwise withdraw from the Plan by giving written notice to the Company's Legal Department no later than two (2) business days before an Exercise Date for such purpose.

        4.    I acknowledge that, unless I discontinue my participation in the Plan by filing a notice of withdrawal with the Company as provided in Section 10 of the Plan, my election will continue to be effective for each successive Offering Period. I understand that I may withdraw my participation in the Plan at any time prior to an Exercise Date by giving written notice to the Company's Legal Department no later than two (2) business days before such Exercise Date for such purposes. I also understand that I may not increase or decrease the rate of my contributions during any Offering Period; however, I may change the rate of contributions for future Offering Periods by filing a new Subscription Agreement with the Company's Legal Department no later than five (5) business days prior to the next Offering Period, and any such change will be effective as of the Enrollment Date of the next Offering Period.

        5.    I have received a copy of the Company's most recent Prospectus for the Plan and a copy of the complete "Guess?, Inc. 2002 Employee Stock Purchase Plan." I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

        6.    I understand that all Shares purchased for me under the Plan will be deposited into an account established by me at a brokerage chosen by the Company. I understand that if I wish to receive a physical share certificate or sell my shares, I may be required to pay a fee to the brokerage.

        7.    In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due to me under the Plan(1):

(1)
If you are married and you name someone other than your spouse as your beneficiary, your spouse must consent to such designation by signing the Subscription Agreement in the space indicated on page two of this form.

NAME: (Please print)
(First) (Middle) (Last)

(Relationship)	(Address)

        8.    I understand that if I dispose of any shares acquired by me pursuant to the Plan (i) within two (2) years after the Enrollment Date (the first day of the Offering Period with respect to which I purchased such shares) or (ii) within one (1) year after the Exercise Date of the Offering Period with respect to which I acquired such shares, I will be treated for federal income tax purposes as having received ordinary compensation income at the time of such disposition in an amount equal to the excess of the fair market value of the shares on the Exercise Date over the price which I paid for the shares, regardless of whether I disposed of the shares at a price less than their fair market value at the Exercise Date. The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss.

        I hereby agree to notify the Company in writing within 30 days after the date of any such disposition, and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by me.

        9.    If I dispose of such shares at any time after expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received compensation income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares under the option, or (2) the amount by which the fair market value of the shares on the Enrollment Date exceeded the purchase price that I paid for the shares (calculated as though the option was exercised on the Enrollment Date of the Offering Period). The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss.

        I understand that this tax summary is only a summary, is not a complete description of the tax consequences relating to the disposition of shares that may be acquired under the Plan and is subject to change. I further understand that I should consult a tax advisor concerning the tax implications of the purchase and sale of stock under the Plan.

        10.  I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

SIGNATURE:
(Signature)
(Print Name)
EMPLOYEE ID NUMBER:
DATE:

SPOUSE'S SIGNATURE (necessary only if beneficiary is not spouse):

        I hereby consent to the designation made by my spouse to have any amounts available and/or payable under the Plan in the event of his or her death paid to the persons listed on this form in the manner and circumstances described in this form.

(Signature)
(Print name)

EXHIBIT B
Withdrawal Notice

GUESS?, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

        I,                        , hereby elect to withdraw my participation in the Guess?, Inc. 2002 Employee Stock Purchase Plan (the "Plan") for the

              Current Offering Period or

              Next Offering Period.

        This withdrawal covers all contributions credited to my account and is effective upon the Company's receipt of this Notice of Withdrawal.

        I understand that, in order for this Notice of Withdrawal to be effective for the current Offering Period, I must submit this form to the Company's Legal Department no later than two (2) business days before the Exercise Date of the current Offering Period. I understand that a Notice of Withdrawal form submitted after the second (2nd) business day before the end of the Offering Period but before the end of the Offering Period will be null and void unless I have selected "Next Offering Period" above.

        I understand that all contributions credited to my account will be paid to me within ten (10) business days of receipt by the Company of this Notice of Withdrawal and that my option for the current Offering Period will automatically terminate, and that no further contributions for the purchase of shares can be made by me during the Offering Period.

        The undersigned further understands and agrees that he or she shall be eligible to participate in succeeding Offering Periods only by delivering to the Company a new completed and signed Subscription Agreement.

Dated:
Signature of Employee
Employee ID Number

EXHIBIT C
Termination Notice and Request to Withdraw

GUESS?, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL UPON TERMINATION OF EMPLOYMENT

        I,                        , hereby elect to withdraw my participation in the Guess?, Inc. 2002 Employee Stock Purchase Plan (the "Plan") for the current Offering Period.

        This withdrawal covers all contributions credited to my account as of the date of my termination of employment with the Company and is effective when received by the Company.

        I understand that if I do not submit this form to the Company's Legal Department at least two (2) business days prior to the Exercise Date of the current Offering Period, any contributions I have made during the current Offering Period through and including my last date of employment with the Company will be used to purchase stock upon the Exercise Date of the current Offering Period in accordance with the Plan. By submitting this form to the Company, I am electing to withdraw from the Plan and receive a refund of my contributions.

        I understand that all contributions credited to my account will be paid to me within ten (10) business days of receipt by the Company of this Notice of Withdrawal Upon Termination of Employment and that my option for the current Offering Period will automatically terminate, and that no further contributions for the purchase of shares can be made by me during the Offering Period.

        The undersigned further understands and agrees that he or she shall no longer be eligible to participate in succeeding Offering Periods as a result of his or her termination of employment with the Company and its Designated Subsidiaries.

Dated:
Signature of Employee
Employee ID Number

QuickLinks

GUESS?, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN
EXHIBIT A Subscription Agreement
GUESS?, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN SUBSCRIPTION AGREEMENT
EXHIBIT B Withdrawal Notice
GUESS?, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN NOTICE OF WITHDRAWAL
EXHIBIT C Termination Notice and Request to Withdraw
GUESS?, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN NOTICE OF WITHDRAWAL UPON TERMINATION OF EMPLOYMENT